SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 10, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

FOR IMMEDIATE RELEASE

ISS SUPPORTS ALL THREE SARISSA CAPITAL NOMINEES FOR INNOVIVA BOARD

************

ISS recommends that Innoviva shareholders vote on Sarissa’s GOLD PROXY CARD

FOR George Bickerstaff, Jules Haimovitz and Odysseas Kostas

ISS says DO NOT VOTE ON MANAGEMENT’S WHITE CARD

ISS also recommends that shareholders VOTE AGAINST Innoviva’s executive compensation

Greenwich, CT, April 10, 2017 — Sarissa Capital Management LP (“Sarissa”) announced today that Institutional Shareholder Services Inc. (“ISS”), the leading independent proxy voting and corporate governance advisory firm, supports ALL THREE of Sarissa’s nominees to the Board of Directors of Innoviva, Inc. (NASDAQ: INVA) (“Innoviva”) at its 2017 annual meeting of stockholders to be held on April 20, 2017 at 8:30 a.m. EDT in Philadelphia.

•	ISS recommends that shareholders vote on Sarissa’s GOLD PROXY CARD for George Bickerstaff, Jules Haimovitz and Odysseas Kostas

•	ISS also recommends that shareholders VOTE AGAINST Innoviva’s executive compensation

ISS supports Sarissa’s entire slate and agrees that the problems at Innoviva represent a compelling case for change now. All shareholders should read the ISS report and its careful analysis of what’s wrong with Innoviva.

Innoviva has a very simple business. It collects royalties that are based solely on GSK’s ability to market and sell products. So why does Innoviva spend so much shareholder money and why does it pay its management and directors so much? We do not believe management’s claim that its exorbitant expenditures are justified. ISS is also skeptical of management’s claims, as it states:

“Despite the fact that Innoviva’s executive team appears to be qualified to run a more complex pharma business, management has not been able to provide evidence that Innoviva’s decisions regarding operational expenses have driven or will drive shareholder value.”

ISS further states:

“Moreover, attempting to justify the level of expenses as a percentage of revenues by comparing Innoviva with peers that have more complex business models does not hold water. Assuming the money spent on engagement efforts with GSK is not driving future revenue growth, Innoviva’s only path to increase the NPV of BREO and ANORO’s cash flows is to reduce operating expenses. As such, running a lean operation should be a key objective for both the board and management.”

ISS notes that Innoviva’s stock price has not performed well even as the underlying business has improved:

“To that point, it is concerning that a company that only manages royalties from FDA-approved products, which are intrinsically not volatile, delivered (45.8) percent TSR from the spin-off to the unaffected date, and that the negative performance occurred during a period in which operational metrics improved.”

ISS further states:

“The discrepancy between operational improvements and market capitalization implies that investors believe management’s decisions with respect to the level of operational costs necessary to optimize royalty flows have negatively affected the NPV of the underlying assets.”

We do believe Innoviva’s stock price will not sustain improvement unless changes are made to the current board and management team. Note that Innoviva’s stock price has increased 17% since Innoviva disclosed on March 7, 2017 that we were seeking board representation. We agree with ISS when it concludes that part of the problem stems from a lack of transparency:

“In its filings, management describes Innoviva as a pass-through entity that collects royalty checks from GSK and distributes them to shareholders. However, the company has a cost structure that is incompatible with its described purpose, and during the engagement process with ISS positioned itself as a more complex business in which the additional operating costs translate in royalty growth above what would be driven solely by GSK sales efforts. This lack of transparency makes it difficult for shareholders to understand management’s strategy, and it has probably been a factor that negatively influenced investor perception of the NPV of BREO and ANORO and, therefore, negatively impacted Innoviva’s market cap over the past two years.”

We believe that Innoviva has misled shareholders by mischaracterizing its interactions with us throughout its disingenuous nomination process. Innoviva has have never sought to engage with us in a meaningful way and has never been open to constructive dialogue. This is because Innoviva suffers from poor corporate governance and is dominated by its CEO. The NomGov committee, previously chaired by Paul Pepe and members William Waltrip and James Tyree — had not even bothered to meet with us before Innoviva summarily rejected our entire slate. ISS astutely notes several issues with Innoviva’s disclosures regarding its NomGov committee meetings, including the troubling presence of the CEO at those meetings, as ISS states:

“The company’s failure to properly communicate with shareholders is also exemplified by its problematic disclosure of its nominating committee meetings. On its filings, the board had disclosed that its nominating committee had met only once over the past three years, a period in which five new directors were elected, but after the dissident raised concerns over this fact the company restated its proxy, disclosing additional meetings. The clarification that these newly discovered meetings were essentially embedded in the broader discussions of the full board does little to mitigate shareholder concerns, given the CEO’s continued presence during these discussions. At the very least, this oversight suggests that a more thorough look at basic board and disclosure procedures may be necessary.”

Sarissa strongly believes that Innoviva must learn that shareholder capital must be optimized for the benefit of shareholders, not management. We are gravely concerned about the ability of the current board and management team to be good stewards of future shareholder capital and its desires to “build over time a recurring revenue business.”

ISS agrees that each of our nominees — George Bickerstaff, Jules Haimovitz and Odysseas Kostas — can help fix the problems at Innoviva. These qualified nominees understand that shareholder capital must be optimized for the benefit of shareholders, not management, and will work hard to make sure shareholder capital at Innoviva is so optimized.

INNOVIVA DOES NOT MARKET OR SELL ANY DRUGS. IT JUST COLLECTS ROYALTIES.

SO WHY IS IT SPENDING SO MUCH MONEY AND

WHY IS IT PAYING ITS MANAGEMENT AND DIRECTORS SO MUCH?

IT IS TIME FOR INNOVIVA TO BE OPTIMIZED FOR SHAREHOLDERS.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us deliver the necessary change to Innoviva. It is important that you submit your GOLD proxy card AS SOON AS POSSIBLE. Importantly, if you receive a white card from Innoviva, DO NOT return it, just discard it. If you want to follow ISS’ recommendation YOU MUST VOTE ON THE GOLD CARD AND YOU CANNOT VOTE THE WHITE CARD. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD.

PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card. You may also vote by phone or internet by following the instructions on the GOLD PROXY CARD. If you have any questions regarding your GOLD proxy card or need assistance in executing your proxy, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550

WWW.DFKING.COM/INVA.

Contacts:

Sarissa Capital Management LP

Melinda Zech

203-302-2330

D.F. King & Co., Inc.

Edward McCarthy

Peter Aymar

212-269-5550

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.